INSURED ---       JOHN DOE
POLICY NUMBER -- 66 000 000
POLICY DATE -- MAY 1, 2002

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
(A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages that follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased. If this policy is returned, the policy will be void form the start and a refund will be made. The amount we refund will equal the greater of the policy's cash value as of the date the policy is returned or the premiums paid less loans and partial withdrawals.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFITS SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE AND LOANS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

PAYMENT OF PREMIUMS. While this policy is in force, premiums can be paid at any time before the Policy Anniversary on which the Insured is age 100, and while the Insured is living. They can be paid at any interval or by any method we make available, subject to any limitations set forth in the Premiums section. The amount and interval of Planned Premiums, as stated in the application for this policy, are shown on the Policy Data page.

EFFECTIVE DATE OF COVERAGE. Coverage under this policy will take effect on the later of the policy date or the date we receive your initial premium payment.

READ YOUR POLICY CAREFULLY. THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND THE CORPORATION.

                                       /s/ SY STEINBERG

                                       President

                                       /s/ GEORGE J. TRAPP

                                       Secretary

VARIABLE UNIVERSAL LIFE INSURANCE POLICY

Variable Life Insurance Benefit- Flexible Premium Payments
Proceeds Payable at Insured's Death.
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE
PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE
OF SEPARATE ACCOUNT.
No Premiums Payable on or After Age 100.
Policy is Non- Participating


302-90

INSURED- JOHN DOE                                    INSURED"S AGE AND SEX
                                                     AT ISSUE - 35 MALE
POLICY NUMBER - 66 000 000


         POLICY DATE - MAY 1, 2002                   INSURED'S CLASS
         ISSUE DATE  - MAY 1, 2002                   OF RISK - NON-SMOKER

PLAN - NYLIAC VARIABLE UNIVERSAL LIFE 2000


INITIAL BASE POLICY FACE AMOUNT- $100,000      LIFE INSURANCE BENEFIT OPTION - 1


BENEFICIARY - MARY DOE, WIFE OF INSURED
OWNER- AS DESIGNATED IN THE APPLICATION UNLESS CHANGED AS PROVIDED IN THE
POLICY.

PLANNED PREMIUMS PAYABLE * AT ANNUAL INTERVALS: $1,000.00

MINIMUM MONTHLY PREMIUM# $43.50 #


* PREMIUMS CANNOT BE PAID ON OR AFTER THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 100, WHICH IS MAY 1, 2067. COVERAGE WILL EXPIRE, UNLESS THE NO LAPSE GUARANTEE IS IN EFFECT, WHEN THE CASH VALUE LESS SURRRENDER CHARGES AND ANY UNPAID LOAN AND ACCRUED INTEREST, IS INSUFFICIENT TO COVER THE MONTHLY DEDUCTIONS. IN ADDITION, BECAUSE POLICY VALUES ARE BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT, PAYMENT OF PERMIUMS IN ANY FREQUENCY OR AMOUNT WILL NOT GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE TO THE DATE SHOWN.


#        NO LAPSE GUARANTEE
         DURING THE FIRST 3 POLICY YEARS, WE GUARANTEE THIS POLICY WILL NOT LAPSE AS LONG AS THE TOTAL AMOUNT OF PREMIUMS YOU HAVE PAID (LESS ANY LOANS AND PARTIAL WITHDRAWALS) IS AT LEAST EQUAL TO THE MINIMUM MONTHLY PREMIUMS SHOWN ABOVE MULTIPLIED BY THE NUMBER OF MONTHS THE POLICY HAS BEEN IN FORCE.

         THIS NO LAPSE GUARANTEE WILL END ON THE EARLIER OF: (1) THE THIRD POLICY ANNIVERSARY; (2) THE DATE ON WHICH YOU CHANGE THE FACE AMOUNT OF THE POLICY; (3) THE DATE YOU ADD OR DELETE ANY RIDERS TO THE POLICY; OR (4) THE DATE YOU INCREASE OR DECREASE ANY RIDER COVERAGE AMOUNTS.

MONTHLY DEDUCTION DAY - FIRST DAY OF EACH CALENDAR MONTH








PAGE 2  POLICY DATA PAGE         NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0290-2

POLICY NUMBER - 66 000 000                                   INSURED - JOHN DOE



ADDITIONAL                                                        MONTHLY RIDER
BENEFITS                                                          COST


LIFE EXTENSION (LER)                                              **






THE FIXED ACCOUNT WILL BE CREDITED WITH INTEREST USING A RATE WHICH WE SET IN ADVANCE AT LEAST ANNUALLY. THIS RATE IS GUARANTEED TO BE AT LEAST 3% PER YEAR.


THE MORTALITY TABLE REFERRED TO IN SECTION 9.18 IS THE 1980 COMMISSSIONERS' STANDARD ORDINARY TABLE OF MORTALITY.


** BEGINNING ON THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 90, THE MONTHLY DEDUCTION CHARGE FOR THIS RIDER IS 33% OF THE COST OF INSURANCE RATES FOR THE BASE POLICY AS INDICATED ABOVE.






PAGE 2 (Cont.) POLICY DATA PAGE NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION 0290-2

POLICY NUMBER - 66 000 000                                    INSURED - JOHN DOE

                           TABLE OF EXPENSE CHARGES

MONTHLY CHARGES WHICH ARE DEDUCTED FROM THE CASH VALUE:

- A CONTRACT CHARGE NOT EXCEED $31 PER MONTH IN THE FIRST POLICY YEAR AND $11 PER MONTH FOR EACH POLICY YEAR THEREAFTER.--

-        A COST OF INSURANCE FOR THE BASE POLICY.

-        THE COST OF ANY RIDERS.

- A MORTALITY AND EXPENSE RISK CHARGE THAT WILL NOT EXCEED, ON AN ANNUAL BASIS, .80% OF THE ASSETS IN THE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT.

- A SEPARATE ACCOUNT ADMINISTRATIVE CHARGE THAT WILL NOT EXCEED, ON AN ANNUAL BASIS, .20% OF THE ASSETS IN THE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT.

OTHER CHARGES AGAINST THE POLICY:

-        A SALES EXPENSE CHARGE NOT TO EXCEED 4.75% OF ANY PREMIUM PAYMENT.
         THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT.

- A STATE TAX CHARGE OF 2% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.

- A FEDERAL TAX CHARGE OF 1.25% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORMS TO CHANGES IN THE LAW.

- WE RESERVE THE RIGHT TO ADD A CHARGE FOR SEPARATE ACCOUNT FEDERAL INCOME TAX LIABILITIES IF THE LAW SHOULD CHANGE TO REQUIRE TAXATION OF SEPARATE ACCOUNTS.

- PARTIAL WITHDRAWALS ARE SUBJECT TO A PROCESSING CHARGE EQUAL TO THE LESSER OF $25.00 OR 2% OF THE AMOUNT WITHDRAWN. THE MINIMUM AMOUNT THAT CAN BE WITHDRAWN IS $500.00.


-- THIS POLICY MAY BE SUBJECT TO AN ADDITIONAL CONTRACT CHARGE AS FOLLOWS:

         IF THIS POLICY IS SURRENDERED DURING THE FIRST POLICY YEAR, AN ADDITIOANL CHARGE WILL BE DEDUCTED UPON SURRENDER EQUAL TO THE DIFFERENCE (CURRENTLY $20) BETWEEN THE MONTHLY CONTRACT CHARGE FOR THE FIRST POLICY YEAR AND THE MONTHLY CONTRACT CHARGE FOR SUBSEQUENT YEARS MULTIPLIED BY THE NUMBER OF MONTHLY DEDUCTION DAYS BETWEEN THE DATE OF SURRENDER AND THE FIRST POLICY ANNIVERSARY.


         IF THE POLICY LAPSES DURING THE FIRST POLICY YEAR AND IS THEN REINSTATED, AN ADDITIONAL CHARGE WILL BE DEDUCTED UPON REINSTATEMENT EQUAL TO THE DIFFERENCE (CURRENTLY $20) BETWEEN THE MONTHLY CONTRACT CHARGE FOR THE FIRST POLICY YEAR AND THE MONTHLY CONTACT CHARGE FOR SUBSEQUENT YEARS MULTIIPLIED BY THE NUMBER OF MONTHLY DEDUCTION DAYS MISSED DURING THE FIRST POLICY YEAR BECAUSE THE POLICY WAS NOT IN FORCE. SEE SECTION 4.12 OF THE POLICY FOR FURTHER INFORMATION.


PAGE 2.1     POLICY DATA PAGE    NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0290-2.1

POLICY NUMBER - 66 000 000                           INSURED - JOHN DOE

SURRENDER CHARGE PREMIUM: $1,532.00 @

                      TABLE OF MAXIMUM SURRENDER CHARGES

                                    PERCENTAGE               MAXIMUM
        POLICY YEAR                 APPLIED                  SURRENDER CHARGES
             1                      100%                     $1,532.00
             2                      100%                     $1,532.00
             3                      100%                     $1,532.00
             4                      93%                      $1,424.00
             5                      86%                      $1,317.52
             6                      79%                      $1,210.28
             7                      72%                      $1,103.04
             8                      65%                      $995.80
             9                      58%                      $888.56
            10                      51%                      $781.32
            11                      44%                      $674.08
            12                      37%                      $566.84
            13                      29%                      $444.28
            14                      19%                      $289.37
            15                      9%                       $137.07
            16 & LATER              0%                       $  0


         THE SURRENDER CHARGE IS CALCULATED AS THE LESSER OF 1 OR 2:

     1.  50% OF (A-B) WHERE
         (A) TOTAL PREMIUMS PAID
         (B) CUMULATIVE MONTHLY CONTRACT CHARGES ACTUALLY INCURRED FOR THE FIRST 3 POLICY YEARS. THE AMOUNT WILL NEVER BE GREATER THAN $372 IN YEAR 1, $504 IN YEAR 2 AND $636 THEREAFTER. ($31 MAXIMUM MONTHLY CONTRACT CHARGE IN YEAR 1 AND $11 A MONTH THEREAFTER).
     2.  THE MAXIMUM SURRENDER CHARGE AS SHOWN IN THE TABLE ABOVE.

THIS TABLE APPLIES TO THE INITIAL FACE AMOUNT FOR THE NUMBER OF YEARS SHOWN. A NEW TABLE WILL BE PROVIDED IF THE FACE AMOUNT IS INCREASED OR DECREASED.

@ THE SURRENDER CHARGE PREMIUM WILL CHANGE IF THE FACE AMOUNT OF THIS POLICY IS INCREASED OR DECREASED.




PAGE 2.2     POLICY DATA PAGE    NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0290-2.2

               TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                     FOR COMPLIANCE WITH IRC SECTION 7702
                            GUIDELINE PREMIUM TEST




INSURED'S AGE                     PERCENT                          INSURED'S AGE                    PERCENT
ON POLICY                         OF CASH                          ON POLICY                        OF CASH
ANNIVERSARY                       VALUE                            ANNIVERSARY                      VALUE
-----------                       -----                            -----------                      -----
 0-40                              250                              68                               117
   41                              243                              69                               116
   42                              236                              70                               115
   43                              229                              71                               113
   44                              222                              72                               111
   45                              215                              73                               109
   46                              209                              74                               107
   47                              203                              75                               105
   48                              197                              76                               105
   49                              191                              77                               105
   50                              185                              78                               105
   51                              178                              79                               105
   52                              171                              80                               105
   53                              164                              81                               105
   54                              157                              82                               105
   55                              150                              83                               105
   56                              146                              84                               105
   57                              142                              85                               105
   58                              138                              86                               105
   59                              134                              87                               105
   60                              130                              88                               105
   61                              128                              89                               105
   62                              126                              90                               105
   63                              124                              91                               104
   64                              122                              92                               103
   65                              120                              93                               102
   66                              119                              94                               101
   67                              118                              95 & Over                        100


PAGE 2.3    POLICY DATA PAGE     NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0290-2.3-GPT (OR CVAT)

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                                 FOR BASE POLICY
                                  (PER $1,000)


  THE RATES SHOWN BELOW ARE BASED ON THE 1980 CSO NONSMOKER TABLE OF MORTALITY


AGE                                          AGE
35                      .14                  76                      5.45
36                      .15                  77                      6.01
37                      .16                  78                      6.58
38                      .17                  79                      7.20
39                      .18                  80                      7.87
40                      .19                  81                      8.62
41                      .21                  82                      9.47
42                      .22                  83                     10.42
43                      .24                  84                     11.47
44                      .26                  85                     12.59
45                      .28                  86                     13.75
46                      .30                  87                     14.95
47                      .32                  88                     16.17
48                      .35                  89                     17.41
49                      .38                  90                     18.69
50                      .41                  91                     20.05
51                      .45                  92                     21.52
52                      .49                  93                     23.16
53                      .54                  94                     25.26
54                      .59                  95                     28.27
55                      .65                  96                     33.11
56                      .72                  97                     41.69
57                      .79                  98                     58.01
58                      .87                  99                     83.33
59                      .96
60                     1.05
61                     1.16
62                     1.29
63                     1.43
64                     1.59
65                     1.76
66                     1.95
67                     2.16
68                     2.38
69                     2.62
70                     2.89
71                     3.25
72                     3.56
73                     3.97
74                     4.43
75                     4.92


PAGE 2A   POLICY DATA PAGE       NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0290-2A

                      WE & YOU
In this policy, the words "we,                      When you write to us,
"our" and "us" refer to New York                    please include the policy
Life Insurance and Annuity                          number, the Insured's full
Corporation, and the words                          name, and your current
"you" and "your" refer to the                       address.
Owner of this policy.

================================   CONTENTS         ==========================


SECTION    PROVISIONS                               PAGE
-------    ----------                               ----

           POLICY DATA PAGES

ONE        LIFE INSURANCE BENEFITS                  4

TWO        OWNER AND BENEFICIARY                    4-5

THREE      POLICY CHANGES                           5-6

FOUR       PREMIUMS                                 7-9

FIVE       SEPARATE ACCOUNT                         9-11

SIX        FIXED ACCOUNT                            12

SEVEN      CASH VALUE AND LOANS                     12-16

EIGHT      PAYMENT OF POLICY PROCEEDS               17-18

NINE       GENERAL PROVISIONS                       19-21

           APPLICATION- Attached to the Policy

           RIDERS OR ENDORSEMENTS
           (IF ANY) - Attached to the Policy





                                    PAGE 3
                                    0290-3

                    SECTION ONE - LIFE INSURANCE BENEFITS


1.1 IS A LIFE INSURANCE BENEFIT PAYABLE UNDER THIS POLICY? We will pay the life insurance proceeds to the beneficiary promptly, when we have proof that the Insured died while the life insurance under this policy was in effect, subject to the General Provisions of this policy. A claim for the life insurance proceeds must be made in writing at our Service Office.

1.2 WHAT IS THE AMOUNT OF LIFE INSURANCE PROCEEDS THAT IS PAYABLE UNDER THIS POLICY? The proceeds payable under this policy consist of the life insurance benefit of the policy plus the death benefit payable under any riders on the life of the Insured in effect on the date of the Insured's death, less any unpaid loan and accrued interest. The life insurance benefit is based on the Life Insurance Benefit Option in effect at the time of death and the policy's initial face amount shown on the Policy Data page, and will also reflect any changes to the face amount made in accordance with the provisions of this policy.

1.3 WHAT ARE THE LIFE INSURANCE BENEFIT OPTIONS THAT ARE AVAILABLE UNDER THIS POLICY? The life insurance benefit payable under this policy will be determined in accordance with one of the following options:

     OPTION 1 - This option provides a life insurance benefit equal to the greater of the face amount of the policy or a percentage of the cash value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. See Policy Data page 2.3.

     OPTION 2 - This option provides a life insurance benefit equal to the greater of the face amount of the policy plus the cash value or a percentage of the cash value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. See Policy Data page 2.3.

     OPTION 3 - This option provides a life insurance benefit equal to the greater of the face amount of the policy plus the Adjusted Total Premium or a percentage of the cash value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. See Policy Data page 2.3 for percentage and
     Section 4.5 for an explanation of the Adjusted Total Premium.

1.4 WHAT HAPPENS WHEN THE INSURED REACHES AGE 100? Beginning on the Policy Anniversary on which the Insured is age 100, the face amount of this policy shown on the Policy Data page will no longer apply. Instead, the life insurance benefit of this policy will equal the cash value. See
     Section 7.1. Other than the Mortality and Expense Risk Charge and Separate Account Administrative Charge, no further Monthly Deduction Charges will be made from this cash value. You can surrender the policy for its cash surrender value proceeds by submitting to us a signed written request that gives us the facts that we need. If this policy is still in force upon the death of the Insured, the life insurance benefit will be paid to the beneficiary. We will deduct any unpaid loan and accrued interest from the proceeds. Any insurance on an Other Covered Insured, provided by a rider attached to the policy, which is still in effect will end on the policy anniversary when the Insured under this policy is age 100. However, if an Other Covered Insured is younger than age 70 when the rider ends, the owner can convert the term insurance at that time as provided in the rider.

                     SECTION TWO - OWNER AND BENEFICIARY

2.1 WHO IS THE OWNER OF THIS POLICY? The owner of this policy is stated on the Policy Data page. In this policy, the words "you" and "your" refer to the policyowner.

                                     PAGE 4
                                     0290-4

2.2 CAN A SUCCESSOR TO THE OWNER BE NAMED? A successor owner can be named in the application, or in a notice you sign which gives us the facts that we need. If you die before the successor owner, the successor owner will become the new owner. If no successor owner survives you and you die before the insured, your estate becomes the new owner.


2.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY? You can change the owner of this policy, from yourself to a new owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording this change. When this change takes effect, all rights of ownership will pass to the new owner. Changing the owner cancels any prior choice of owner, but does not change the beneficiary.

2.4 CAN MORE THAN ONE BENEFICIARY BE NAMED FOR THIS POLICY? One or more beneficiaries for any life insurance proceeds can be named in the application. If more than one beneficiary is named, they can be classed as first, second and so on. If 2 or more are named in a class, their shares in the proceeds are equal, unless you state otherwise. The stated shares of the proceeds will be paid to any first beneficiaries who survive the Insured. If no first beneficiaries survive, payment will be made to any beneficiaries surviving in the second class, and so on.

2.5 CAN YOU CHANGE A BENEFICIARY? While the Insured is living, you can change a beneficiary in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change.

2.6 WHAT HAPPENS IF NO BENEFICIARIES ARE LIVING WHEN THE PROCEEDS BECOME PAYABLE? If no beneficiary for the life insurance proceeds, or for a stated share, survives the Insured, the right to these proceeds, or this share, will pass to you. If you are no longer living, this right will pass to your estate.

2.7 WHAT IF THE BENEFICIARY AND THE INSURED DIE AT THE SAME TIME? Unless stated otherwise in the policy or in your signed notice which is in effect at the Insured's death, if any beneficiary dies at the same time as the Insured, or within 15 days after the Insured but before we received proof of the Insured's death, we will pay the proceeds as though that beneficiary died first.



                        SECTION THREE - POLICY CHANGES

3.1 WHAT CHANGES CAN YOU MAKE TO THIS POLICY? You can increase or decrease the face amount of the policy and you can change the Life Insurance Benefit Option. See Section 3.2 and 3.3. You must apply for such changes in writing. Face amount increase can be applied for while the Insured is living. The Life Insurance Benefit Option can be changed to either Option 1 or Option 2 prior to the policy anniversary on which the Insured is age
     100. See Section 3.4. Changes to Option 3 are not permitted. In addition, no option changes will be permitted on or after the Policy Anniversary on which the Insured is age 100. We reserve the right to limit these changes on a uniform basis by class.

     Changes can only be made if this policy would continue to qualify as life insurance as defined under Section 7702 of the Internal Revenue Code.


                                     PAGE 5
                                     0290-5

3.2 WHAT HAPPENS WHEN YOU APPLY TO INCREASE THE POLICY FACE AMOUNT? While the Insured is living, you can have the face amount of this policy increased, if we agree, subject to our minimum amount requirements. To increase the face amount, we must have your written application, also signed by the Insured, together with any proof of insurability that we require. We reserve the right to limit increases in the face amount. Any increase will take effect on the Monthly Deduction Day on or after the day we approve the application for the increase.

     The cost of insurance for each increase will be based on the Insured's issue age, duration since the policy date, and the Insured's sex and class of risk at the time the increase takes effect.

     A new set of surrender charges will apply to the increased face amount. We will tell you the amount of these charges when you apply for the increase. They will also be shown on a new Policy Data page when the increase takes effect.

     For the amount of the increase, new Incontestability and Suicide Exclusion periods will apply, beginning on the effective date of such increase. For further information regarding the Incontestability and Suicide Exclusion periods, see Sections 9.3. and 9.4.



3.3 WHAT HAPPENS WHEN YOU DECREASE THE FACE AMOUNT? You can decrease the face amount, subject to our minimum face amount requirements. We reserve the right to limit decreases in face amount. Any decrease will take effect on the Monthly Deduction Day on or after the day we receive your signed request at our Service Office.

     The decrease will first be applied to reduce the most recent increase in the face amount. It will then be applied to reduce other increases in the face amount in the reverse order in which they took place, and then to the initial face amount.

     When the face amount is decreased, we will deduct from the cash value a surrender charge equal to the difference between the surrender charge immediately before the decrease and the surrender charge immediately after the decrease. In assessing this surrender charge, we first take into account the surrender charge associated with any increases in face amount in the reverse order made, and then the initial face amount.

3.4 WHAT HAPPENS WHEN YOU CHANGE THE LIFE INSURANCE BENEFIT OPTION? Any change of the Life insurance Benefit Option will take effect on the Monthly Deduction Day on or after the date we receive your signed request, if you change from;

     OPTION 1 TO OPTION 2 - the face amount of the policy will be decreased by the cash value
     OPTION 2 TO OPTION 1 - the face amount of the policy will be increased by the cash value
     OPTION 3 TO OPTION 1 - the face amount of the policy will be increased by the Adjusted Total Premium
     OPTION 3 TO OPTION 2 - the face amount of the policy will be increased by the Adjusted Total Premium, and it will be decreased by the cash value.

     We reserve the right to limit the number of changes in the Life Insurance Benefit Option and to reject changes in the Life Insurance Benefit Option that would cause the face amount to fall below our minimum amount requirement.


                                     PAGE 6
                                     0290-6

                           SECTION FOUR - PREMIUMS

4.1 ARE THERE ANY LIMITATIONS TO THE PREMIUMS THAT CAN BE PAID? Whether or not there are limits on the premiums you can pay each year depends on the choice of premium test you made when you applied for this policy. The test you chose is shown on Policy Data page 2.3. The test chosen at policy issue can not be changed. If you chose either of these tests and you pay us an Unplanned Premium that causes an increase in your life insurance benefit greater than the increase in the cash value of your policy, we reserve the right to require proof of insurability before accepting the payment. We also reserve the right to refuse to accept that payment. Further, we reserve the right to limit the number and amount of any Unplanned Premiums.

     These premium tests are used to determine whether an insurance policy meets the definition of life insurance under Section 7702 of the Internal Revenue Code, as amended.

         1. The Guideline Premium Test, or GPT, allows you to maintain a high level of cash value in relation to the life insurance benefit. If you chose this test and the premium you pay during any policy year exceeds the maximum permitted under this Internal Revenue Code test, we will return any such excess within 60 days after the end of the policy year, with interest at a rate of not less than 3% per year.

         2. The Cash Value Accumulation Test, or CVAT, allows you to maintain a high level of life insurance benefit in. relation to cash value.


4.2 HOW DO YOU PAY PREMIUMS? At any time before the Policy Anniversary on which the Insured is age 100, and while the Insured is living, premiums can be paid at any interval or by any method we make available. See Sections 4.3. and 4.4. Premiums are payable at our Service Office or at any other location that we indicate to you in writing. The cash value and amount of life insurance under this policy are based on the amount and interval of the premiums that have been paid. You can pay Planned Premiums and/or Unplanned Premiums.


4.3 WHAT ARE PLANNED PREMIUMS? Planned Premium refers to the amount and frequency of premium payments you selected for your premium payment schedule. The amount and interval of any Planned Premiums, as stated in the application, are shown on the Policy Data page. The first premium is payable as of the policy date. A Planned Premium does not have to be paid to keep this policy in force if the cash surrender value is sufficient to cover the charges made on the Monthly Deduction Day. Payment of a Planned Premium does not guarantee that coverage will remain in force. The amount and frequency of any Planned Premium can be increased or decreased subject to the limits we set. Planned Premiums can not be paid on or after the Policy Anniversary on which the Insured is age 100.


4.4 WHAT ARE UNPLANNED PREMIUMS? Unplanned Premiums are premium payments you make that are in addition to Planned Premiums. The Insured must be living and payment must be made prior to the Policy Anniversary on which the Insured is age 100. If an Unplanned Premium payment would result in a greater increase in the life insurance benefit than the increase in the Cash Value, we reserve the right to require proof of insurability before accepting that payment and applying it to the policy. We also reserve the right to limit the number and amount of any Unplanned Premium payments.





                                    PAGE 7
                                    0290-7

4.5 WHAT IS THE ADJUSTED TOTAL PREMIUM? The Adjusted Total Premium is used in calculating the life insurance benefit under Life Insurance Benefit Option 3. The Adjusted Total Premium is equal to the total Planned and Unplanned Premium Payments made, less the total partial withdrawals taken under the policy. Reductions due to partial withdrawals will never cause this amount to be less than zero.


4.6 HOW ARE YOUR PREMIUM PAYMENTS ALLOCATED? When we receive a premium payment, we deduct a Sales Expense Charge not to exceed the amount shown on the Policy Data page. We also deduct an amount equal to the State Tax Charge and, if indicated on Policy Data page 2.1, the Federal Tax Charge in effect at that time. The balance of the premium (the net premium) is applied to the Separate Account and Fixed Account in accordance with your premium allocation election in effect at that time and before any other deductions which may be due are made.

     Any net premium payment received prior to the end of the Right to Examine Period, plus any interest accrued, will be allocated to our General Account until the end of the Right to Examine Period.


4.7 CAN YOUR PREMIUM ALLOCATION ELECTION BE CHANGED? You can change your premium allocation election stated in the application by either submitting a signed written request or by another method acceptable to us. Your allocation percentages must total 100%. Each percentage must be either zero, or a whole number which is at least 1%. The change will take effect on the date we receive the signed request at the a Service Office.


4.8 WHAT HAPPENS IF YOU STOP MAKING PREMIUM PAYMENTS? This policy will continue in effect as long as the cash surrender value is sufficient to pay Monthly Deduction Charges.


4.9 WHAT IS THE LATE PERIOD? If, on a Monthly Deduction Day, the cash surrender value is less than the Monthly Deduction Charge for the next policy month and the No Lapse Guarantee is not in effect, the policy will continue for a late period of 62 days after that Monthly Deduction Day. (See Policy Data page 2 for further explanation of the No Lapse Guarantee.) This may happen even if all Planned Premiums have been paid. If we do not receive sufficient payment before the end of the late period, the policy will end and there will be no more benefits under the policy.


     To inform you of this event, we will mail a notice to you at your last known address at least 31 days before the end of the late period. We will also mail a copy of the notice to the last known address of any assignee on your records.


4.10 WHAT IF THE INSURED DIES DURING THE LATE PERIOD? If the Insured dies during the late period, we will pay the policy proceeds. However, these proceeds will be reduced by the amount of any unpaid Monthly Deduction Charges for the full policy month or months that run from the beginning of the late period through the policy month in which the Insured died.



                                    PAGE 8
                                    0290-8

4.11 CAN YOU REINSTATE THE POLICY IF IT ENDS? Within 5 years after this policy has ended, provided you did not surrender it, you can apply to reinstate the policy. When you apply for reinstatement, you must provide proof of insurability that is acceptable to us. However, if the required payment is made within 31 days after the end of the late period, no proof of insurability is required. The effective date of reinstatement will be the Monthly Deduction Day on or following the date we approve the request for reinstatement.


4.12 WHAT PAYMENT IS REQUIRED TO REINSTATE THE POLICY? In order to reinstate this policy, a payment must be made in an amount that is sufficient to keep this policy in force for at least 3 months. This amount will equal the Monthly Deduction Charges multiplied by a factor in order to account for premium expense and surrender charges. This payment will be in lieu of the payment of all premiums in arrears. Upon reinstatement, the cash value shall be equal to the cash value at the time of lapse, less the difference between the surrender charge assessed at the time of lapse and the surrender charge which applies at the time of reinstatement, and less any unpaid loan, if not repaid. Any surrender charges that apply after the reinstatement will be based on the same set of charges that existed prior to the lapse. Any unpaid loan must be repaid, together with loan interest at the current interest rate compounded once each year from the end of the late period to the date of reinstatement.

     If this policy lapses during the first policy year and is subsequently reinstated, an additional contract charge will apply as indicated on Policy Data page 2.1. For such a reinstatement we will also require a payment equal to 230 % of this additional contract charge.


                       SECTION FIVE - SEPARATE ACCOUNT

5.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains, or losses. We put assets in the Separate Account for this policy, and we may also do the same for any other variable life insurance policies we may issue.


5.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? The Separate Account invests its assets in shares of one or more mutual funds. Funds shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, combine or eliminate any Investment Division of the Separate Account, subject to any required regulatory approvals.


5.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? The assets of the Separate Account are our property. There are Separate Account assets which equal the reserves and other contract liabilities of the Separate Account. The assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.


                                    PAGE 9
                                    0290-9

5.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. The assets of the Separate Account will be valued, as determined in accordance with a method of valuation that we establish in good faith.

5.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

5.6 WHAT OTHER RIGHTS DO WE HAVE? We also reserve the right, when permitted by law, to:

     (a) de-register the Separate Account under the Investment Company Act of 1940;

     (b) manage the Separate Account under the direction of a committee or discharge such committee at any time;

     (c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

     (d) combine the Separate Account with one or more other separate accounts; and

     (e) substitute shares of any other mutual fund for mutual fund shares held in any Investment Division with similar objectives.


5.7 CAN A CHANGE IN THE INVESTMENT OBJECTIVE OR STRATEGY OF THE SEPARATE ACCOUNT BE REQUIRED? When required by law or regulation, an investment objective of the Separate Account can be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

5.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR FUNDS PURCHASE? Your interest of this policy in the Separate Account prior to the date on which the life insurance benefit becomes payable is represented by Accumulation Units. The number of Accumulation Units purchase in an Investment Division will be determined by dividing the part of any net premium payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Division on the transaction date. Payments allocated, transfers or otherwise added to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions. Accumulation Units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted. These transactions are called policy transactions.

5.9 WHAT ARE ACCUMULATION UNITS? Accumulation Units are the accounting units used to calculate the Separate Account values under this policy.




                                   PAGE 10
                                   0290-10

5.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? The value of an Accumulation Unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (a) by (b), where:

     (a)      is the sum of:

              (1) the net asset value of a fund share held in the Separate
                  Account for that Investment Division determined at the end of the current valuation period, plus

              (2) the per share amount of any dividends or capital gain
                  distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

     (b) is the net asset value of a fund share held in the Separate Account for that Investment Divisiondetermined as of the end of the immediately preceding valuation period.

     The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

5.11 CAN YOU TRANSFER FUNDS BETWEEN INVESTMENT DIVISIONS OR BETWEEN THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT? Transfers can be made between the Investment Divisions of the Separate Account and between the Investment Divisions and the Fixed Account. We reserve the right to apply a charge, not to exceed $30, for each transfer after the first twelve in a given policy year. If this charge is assessed, it will be deducted proportionately from the appropriate Investment Divisions, and/or Fixed Account that funds are transferred to, on the basis of the amount of the total transfer which is allocated to each Investment Division, and/or the Fixed Account.

     We reserve the right to not accept transfer instructions that are submitted by any person, asset allocation service and/or market timing service on your behalf.

5.12 WHEN WILL THESE TRANSFERS TAKE EFFECT? Transfers between Investment Divisions (and also to and from the Fixed Account) will generally take effect as of the business day we received, at our Service Office, your signed written request (or by any method acceptable to us), which gives us the facts that we need. However, if we receive your request after the New York Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next business day.

5.13 ARE THERE LIMITS ON THE AMOUNT YOU CAN TRANSFER BETWEEN INVESTMENT DIVISIONS? The minimum amount that can be transferred is the lesser of:
     (a) $500 or (b) the value of all remaining Accumulation Units in the Investment Division, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer.




                                   PAGE 11
                                   0290-11

                         SECTION SIX - FIXED ACCOUNT


6.1 WHAT IS THE FIXED ACCOUNT? The Fixed Account is supported by assets of our General Account. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains or losses that are not in any separate account. The amount in the Fixed Account is credited with a fixed interest rate, which we declare periodically. We will set this rate in advance at least annually. This rate will never be less than the rate shown on the Policy Data page. Interest accrues daily and is credited on the Monthly Deduction Day. All payments applied to, or amounts transferred to, the Fixed Account receive the rate in effect at that time. The interest we credit may be different for loaned and unloaned amounts.


6.2 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE SEPARATE ACCOUNT? Yes, The minimum amount which can be transferred is the lesser of: (a) $500, or (b) the amount in the Fixed Account, unless we agree otherwise. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The sum of all such transfers in a policy year cannot exceed the greater of (a) 20% of the accumulation value in the Fixed Account at the beginning of that policy year, or (b) $5,000.


6.3 CAN TRANSFERS BE MADE FROM THE SEPARATE ACCOUNT TO THE FIXED ACCOUNT? You can make transfers form the Investment Divisions of the Separate Account to the Fixed Account. The minimum amount which can be transferred from any one Investment Division is the lesser of: (a) $500, or (b) the value of all remaining Accumulation Units in that Investment Division, unless we agree otherwise. However, if the value remaining in an Investment Division after the transfer would be less than $500, we have the right to include that amount as part of the transfer.

     If during any period the interest rate being credited to the Fixed Account is equal to the guaranteed rate shown on the Policy Data page, the sum of all transfers to the Fixed Account in a policy year cannot exceed the greater of (a) 20% of the total value in the Separate Account at the beginning of that policy year, or (b) $5000. If, during a given policy year, this limit becomes effective, and you have already transferred more than the greater of (a) 20% of the Separate Account value to the Fixed Account or (b) $5,000, no additional transfers to the Fixed Account will be permitted for the remainder of that Policy Year. However, this maximum limit will not apply if the Insured is age 65 or older on the most recent Policy Anniversary.



                     SECTION SEVEN - CASH VALUE AND LOANS

7.1 WHAT IS THE CASH VALUE OF THIS POLICY? The cash value of this policy at any time is equal to the total value of your policy's accumulation units in the Separate Account plus the amount in the Fixed Account.


7.2 CAN YOU SURRENDER THIS POLICY OR MAKE A PARTIAL WITHDRAWAL? At any time after this policy has cash value, and while the Insured is living, you can surrender it for the cash surrender value. The cash surrender value is equal to the cash value less any surrender charges which may apply, and less any unpaid loan and accrued interest. If a surrender is made in the first policy year, an additional contract charge will be deducted as described on Policy Data page 2.1. You can also elect to make a partial withdrawal for a specific amount or a percentage of the cash surrender value.



                                   PAGE 12
                                   0290-12

7.3 HOW CAN FUNDS BE WITHDRAWN FROM THIS POLICY? You can request a partial withdrawal by sending us your signed written request. This request must be received while the Insured is living. The minimum amount which can be withdrawn is $500, unless we agree otherwise. The withdrawal will be made proportionally from the Fixed Account and/or Investment Divisions, unless you indicate otherwise. If the portion of your request for a partial withdrawal from the Fixed Account or Investment Division is greater than the amount in the Fixed Account and/or Fixed Division, we will pay you the entire value of the Fixed Account and /or that Investment Division, less any surrender charge which may apply. See Section 7.4 for additional information.

     When you make a partial withdrawal, the cash value and the cash surrender value will be reduced by the amount of the withdrawal proceeds. In addition, If Option 3 is in effect, the Adjusted Total Premium will be reduced by the amount of withdrawal proceeds. A reduction of the total premium will never cause the total premium amount to be less than zero.

     LIFE INSURANCE BENEFIT OPTION 1

     For policies where Option 1 is in effect, the face amount of the policy will also be reduced by the difference between:

     (a) the amount of the withdrawal; and

     (b) the greater of:

         (1) the cash value of the policy immediately prior to the withdrawal, minus the face amount divided by the application percentage at the time of the withdrawal, as shown on Policy Data page 2.3, or

         (2) zero


     If the above results in zero or a negative amount, there will be no adjustment in the face amount.

     LIFE INSURANCE BENEFIT OPTION 2

     For policies where Life Insurance Benefit Option 2 is in effect, a partial withdrawal will not affect the face amount.

     LIFE INSURANCE BENEFIT OPTION 3

     For policies where Option 3 is in effect, the face amount of the policy will also be reduced by the difference between:

     (a) the amount of the withdrawal; and

     (b) the greater of:

         (1) the cash value of the policy immediately prior to the withdrawal, minus the face amount divided by the application percentage at the time of the withdrawal, as shown on Policy Data page 2.3, or

         (2) the Adjusted Total Premium immediately prior to the withdrawal.

     If the above results in zero or a negative amount, there will be no adjustment in the face amount.

     Any decrease in the face amount caused by the withdrawal will first be applied against the most recent increase in face amount. It will then be applied to other increases in face amount and then to the initial face amount in the reverse order in which they took place.

     We may charge a fee, not to exceed the lesser of $25.00 or 2/% of the amount withdrawn, for processing a partial withdrawal. This fee will be deducted from the Fixed Account and/or Investment Divisions based on the withdrawal allocation, or, if none, proportionally. If a partial withdrawal would cause the policy's face amount to drop below our minimum requirements, we reserve the right to require a full surrender.


                                   PAGE 13
                                   0290-13

7.4 HOW IS THE SURRENDER CHARGE DETERMINED? For the number of years shown on the Policy Data Page 2.2, a surrender charge will be assessed any time the face amount is decreased, whether due to a partial withdrawal, full surrender, a change in the Life Insurance Benefit Option or a requested decrease in the face amount. A table of maximum surrender charges is shown on Data Page 2.2. When the face amount is decreased, but the policy is not fully surrendered, the surrender charge will be no greater than the difference between the surrender charge shown on Policy Data Page 2.2 and the surrender charge applicable to the new face amount. A separate surrender charge is calculated for the initial face amount and for each increase in the face amount. In addition, no surrender charge applies to this policy if it is exchanged for a new policy. See Section 9.17.


7.5 WHAT MONTHLY DEDUCTIONS ARE MADE AGAINST THE CASH VALUE? On each Monthly Deduction Day, the following Monthly Deduction Charges are deducted from the policy's cash value:

     (a)      A Contract Charge not to exceed the amount shown on the Policy
              Data page;

     (b) The cost of insurance for the amount of the life insurance benefit in effect at that time;

     (c)      The cost for any riders attached to this policy;

     (d) A Mortality and Expense Risk Charge, based upon the amount you have in the Separate Account, not to exceed the rate shown on the Policy Data page;

     (e) A administrative charge, based upon the amount you have in the Separate Account, not to exceed the rate shown on the Policy Data page.

     A deduction may also be made for any temporary flat extra charges which may apply. The amount and duration of these flat extra charges, if any, are shown on the Policy Data page.

     The Monthly Deduction Day for this policy, which is shown on the Policy Data page, will be the same calendar day each month, as determined by the policy date. The first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the issue date of the policy.

     However, If, on the issue date we have not yet received the initial premium payment for the policy, the first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the date we receive such payment. If the policy date for this policy is earlier than the issue dater, then deductions made on the first Monthly Deduction Day will include the Monthly Deduction Charges specified in (a) through
     (c) above which would have been made on each Monthly Deduction Day for the period from the policy date to the issue date as if the policy had been issued on the policy date.

     All Monthly Deduction Charges are deducted in accordance with your expense allocation, if any. If no expense allocation is in effect, Monthly Deduction Charges will be deducted proportionally from each of the Investment Divisions and the Fixed Account.



                                   PAGE 14
                                   0290-14

7.6 HOW IS THE COST OF INSURANCE FOR THIS POLICY CALCULATED? The cost of insurance is calculated on each Monthly Deduction Day. The monthly cost of insurance for the initial face amount, and for each subsequent increase in the face amount, is calculated separately. For this calculation, the cash value will be used to reduce the cost of insurance first with regard to any increases in face amount, in the reverse order made, and then to the initial face amount. The monthly cost of insurance is equal to (1) multiplied by the result of (2) minus (3) , where:

     (1) is the monthly cost of insurance rate per $1,000 of insurance;

     (2) is the number of thousands of life insurance benefits as of the Monthly Deduction Day divided by 1.00327; and

     (3) is the number of thousands of cash value as of the Monthly Deduction
         Day.

7.7 WHAT IS THE COST OF INSURANCE RATE? The rates used to determine the cost of insurance for the initial face amount and for each increase in the face amount are based on the Insured's issue age, sex, and class of risk at the time the initial face amount or increase took effect, as well as the duration since issue of such insurance. For the initial face amount, the monthly cost of insurance rates will never exceed the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance rates attached to this policy. The actual rate will be set by us, in advance, at least once a year. Any change in cost of insurance rates will be made on a uniform basis for Insureds in the same class, based on the Insured's issue age, sex and class of risk, and the duration since the policy date. Any change in these rates will be based on future expectations for items such as investment earnings, mortality, persistency, taxes and expenses.

7.8 WHAT IS THE MONTHLY COST OF RIDERS? The cost of any riders attached to this policy is described on the Policy Data pages.

7.9 WHAT IS THE LOAN VALUE OF THIS POLICY? Using this policy as sole security, you can borrow any amount up to the loan value of this policy. The loan value on any given date is equal to 90% of the cash surrender value.

7.10 WHAT HAPPENS WHEN YOU TAKE A LOAN? When a loan is taken (including the situation where unpaid interest is charge as a new loan), a transfer is made from the Separate Account to the Fixed Account. This transfer is made so that, after the transfer, the amount in the Fixed Account that is securing the outstanding loan(s) will equal 108% of the sum of the new loan and any previous unpaid loans. This percentage will be reduced accordingly if a lower loan interest rate is in effect at the time this transfer is made. For example, the percentage will be 106% if the loan interest rate is 6% at that time. This transfer will be made proportionally form the various Investment Divisions.

     While a policy loan is outstanding, no partial withdrawals or transfers that would reduce the cash value of the Fixed Account below 108% (or any lower percentage that may be in effect at that time) of the outstanding loan are permitted. In addition, if any portion of a Monthly Deduction Charge would cause the amount in the Fixed Account to fall below the amount of the outstanding loan, we reserve the right to deduct that portion of the Monthly Deduction Charge proportionally from the Investment Divisions instead.

     The amount in the Fixed Account that equals the amount of an unpaid loan will be credited with interest at a rate which will never be lower than the effective annual loan interest rate, less 2%. In no event will the rate credited to loaned amounts ever be less than the interest rate shown on the Policy Data page.


                                   PAGE 15
                                   0290-15

7.11 WHAT IS THE ANNUAL LOAN INTEREST RATE FOR THE POLICY? Unless we set a lower rate of any period, the effective annual loan interest rate is 8%, which is payable in arrears. Loan interest for the policy year in which a loan is taken will be due on the next Policy Anniversary. Loan interest accrues each day and is payable on the anniversary, on the date of death of the last surviving Insured, surrender, or lapse, or on the date of a loan increase or loan repayment. Loan interest not paid when due will be charged as a new unpaid loan.

7.12 IF THE LOAN INTEREST RATE IS REDUCED, CAN IT SUBSEQUENTLY INCREASE? Yes. If we have set a rate lower than the effective annual loan interest rate of 8% per year, any subsequent increase in the interest will be subject to the following conditions:

     (1) The effective date of any increase in the interest rate shall not be earlier than one year after the effective date for the establishment of the previous rate.

     (2) The amount by which the interest rate may be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed 8%.

     (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

     (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

     (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.

7.13 HOW ARE LOAN REPAYMENTS CREDITED TO THE POLICY? All or part of an unpaid loan can be repaid before the Insured's death or before the policy is surrendered. When a loan repayment is received, we will first use that money to cancel any portion of the outstanding loan that was originally taken from the Fixed Account. Any remaining portion of the loan repayment will be allocated to the Separate Account in the same proportion as the amount of money you have in each Investment Division on the date of the loan repayment, unless you indicate otherwise and we agree.

7.14 WHAT HAPPENS IF A LOAN IS NOT REPAID? If a loan is outstanding when the life insurance benefit becomes payable, we will deduct the amount of the unpaid loan plus accrued interest from these proceeds. The cash surrender value reflects a deduction of any outstanding policy loan and accrued interest. In addition, it may happen in a given Policy Year that, based on the loan interest rate in effect when that Policy Year began (ignoring any subsequent increase in the rate during that year), any unpaid loan plus accrued interest exceeds the cash value of this policy less surrender charges. In that event, we will mail a notice to you at your last know address, and a copy to the last known assignee on our records.

     This policy will end 31 days after the date on which we mail that notice to you if the excess of the unpaid loan plus accrued interest over the cash value less surrender charges is not paid within that 31 days. However, if a higher interest rate or rates take effect during the Policy Year, this policy will not end any sooner than it would have if the rate had not change.


                                   PAGE 16
                                   0290-16

                    SECTION EIGHT- PAYMENT OF POLICY PROCEEDS

8.1 HOW WILL POLICY PROCEEDS BE PAID? The proceeds of this policy will be paid in one sum, or if elected, all or part of these proceeds can be placed under one or more of the options described in this section upon due proof of the Insured's death. If we agree, the proceeds may be placed under some other method of payment instead.

     Any life insurance proceeds paid in one sum will bear interest compounded each year form the Insured's death to the date of payment. We set the interest rate each year. This rate will be at least 3% per year, and will not be less than required by law.

8.2 HOW DO YOU ELECT AN OPTIONAL METHOD OF PAYMENT? While the Insured is living, you can elect or change an option. You can also elect or change one or more beneficiaries who will be the payee or payees under that option.

     After the Insured dies, any person who is to receive proceeds in one sum (other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to receive any amount remaining at the death of the payee. Naming these payees cancels any prior choice of successor payees.

     A payee who did not elect the option does not have the right to advance or assign payments, take the payments in one sum, or make any other change. However, the payees may be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.

8.3 HOW CAN AN OPTION BE CHANGED? If we agree, a payee who elects Option 1A, 1B or 2 may later elect to have any amount we still have, or the present value of any elected payments, placed under some other option described in this section.

8.4 WHO CAN BE NAMED PAYEES? Only individuals who are to receive payments on their own behalf may be named as payees or successor payees, unless we agree otherwise. We may require proof of the age or the survival of a payee.

8.5 WHAT HAPPENS IF THE PAYEE DIES BEFORE ALL PROCEEDS HAVE BEEN PAID? It may happen that when the last surviving payee dies, we still have an unpaid amount, or there are some payments which remain to be made. If so, we will pay the unpaid amount with interest to the date of payment, or pay the present value of the remaining payments, to that payee's estate in one sum. The present value of the remaining payments is based on the interest rate used to compute them, and is always less than their sum.


8.6 IS THERE A MINIMUM PAYMENT THE COMPANY WILL MAKE? When any payment under an option would be less than $100, we may pay any unpaid amount or present value in one sum.

8.7 WHAT ARE THE PROCEEDS AT INTEREST OPTIONS (1A AND 1B)? The policy proceeds can be left with us at interest. We will set the interest rate each year. This rate will be at least 3% per year.

     For the Interest Accumulation Option (Option 1A), we credit interest each year on the amount we still have. This amount can be withdrawn at any time in sums of $100 or more. We pay interest to the date of surrender on sums withdrawn.

     For the Interest Payment Option (Option 1B), we pay interest once each month, every 3 months, every 6 months, or once each year, as chosen, based on the amount we still have.


                                   PAGE 17
                                   0290-17

8.8 WHAT IS THE LIFE INCOME OPTION (2)? We make equal payments each month during the lifetime of the payee or payees. We determine the amount of the monthly payment by applying the policy proceeds to purchase a corresponding single premium life annuity policy which is being issued when the first payment is due. Payments are based on the appropriately adjusted annuity premium rate in effect at that time, but will not be less than the corresponding minimum shown in the Option 2 Table. These minimum amounts are based on the 1983 Table "a" with Projection Scale G, and with interest compounded each year at 3%.

     When asked, we will state in writing what the minimum amount of each monthly payment would be under this option. It is based on the sex and adjusted age of the payee or payees.

     To find the adjusted age in the year the first payment is due, we increase or decrease the payee's age at that time, as follows:

        2002-2005                 2006-2015                  2016-25                  2026-35                2036 & later
-------------------------------------------------------------------------------------------------------------------------------
          +1                           0                       -1                         -2                         -3
-------------------------------------------------------------------------------------------------------------------------------


     We make a payment each month during the lifetime of the payee. Payments do not change, and are guaranteed for 10 years, even if that payee dies sooner.

-------------------------------------------------------------------------------
    OPTION 2 TABLE
-------------------------------------------------------------------------------

   Minimum Monthly Payment per $1,000 of Proceeds Guaranteed for 10 Years

    Payee's
    Adjusted
    Age                           MALE                                 FEMALE
    -----------------------------------------------------------------------------------
    60                            4.46                                 4.03
    61                            4.55                                 4.11
    62                            4.66                                 4.19
    63                            4.76                                 4.27
    64                            4.87                                 4.37
    65                            4.99                                 4.46
    66                            5.11                                 4.57
    67                            5.24                                 4.67
    68                            5.38                                 4.79
    69                            5.52                                 4.91
    70                            5.66                                 5.04
    71                            5.81                                 5.18
    72                            5.96                                 5.32
    73                            6.12                                 5.47
    74                            6.28                                 5.63
    75                            6.45                                 5.79
    76                            6.61                                 5.96
    77                            6.78                                 6.14
    78                            6.96                                 6.32
    79                            7.13                                 6.51
    80                            7.30                                 6.70
    81                            7.46                                 6.89
    82                            7.63                                 7.07
    83                            7.78                                 7.26
    84                            7.93                                 7.44
    85 & over                     8.07                                 7.62


                                   PAGE 18
                                   0290-18

                      SECTION NINE - GENERAL PROVISIONS

9.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application. Also, any application used to apply for increases in the policy face amount will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent. No agent is authorized to change this contract.

9.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE IN THE APPLICATION FOR THIS POLICY? In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and is part of the application.

9.3 WILL WE BE ABLE TO CONTEST THIS POLICY? We will not contest the payment of the life insurance proceeds based on the initial face amount, after this policy has been in force during the lifetime of the Insured for 2 years from the date of issue.

     It may happen that face amount of this policy is increased as described in the Policy Changes section. In this case, the 2 year contestable period for each increase will begin on the effective date of such increase. We may contest the payment of that amount only on the basis of those statements made in the application for such increase in face amount. No new contestable period will apply if the face amount increase was due solely to a change in the Life Insurance Benefit Option.

9.4 DOES THIS POLICY COVER SUICIDE OF THE INSURED? Suicide of the Insured, while sane or insane within 2 years of the issue date, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, less any unpaid loan and accrued interest and any partial withdrawal proceeds paid.

     It may happen that the face amount of this policy is increased as described in the Policy Changes section. In this case, the 2 year suicide exclusion period for each increase will begin on the effective date of such increase. If the suicide exclusion period applies to such an increase, the only amount payable with respect to that increase will be the total cost of insurance we deducted for the increase. No new suicide exclusion period will apply if the face amount increase was due solely to a change in the Life Insurance Benefit Option.

9.5 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? Policy years, months, and anniversaries are measured from the policy date, unless otherwise stated.

9.6 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSES OF THIS POLICY? When we refer to a person's age in this policy, we mean his or her age on the birthday which is nearest to the previous anniversary.

9.7 WHAT HAPPENS IF A PERSON'S AGE OR SEX HAS BEEN STATED INCORRECTLY? If we would pay too little or too much because the age or sex of the Insured is not correct as stated, we will adjust the proceeds, up or down, to reflect the correct age or sex. The amount of the death benefit shall be that which would be purchased by the most recent mortality charge at the correct age and sex.



                                   PAGE 19
                                   0290-19

9.8 CAN PAYMENT OF A LOAN OR SURRENDER PROCEEDS BE DEFERRED? Generally, we will grant any loan, or pay any surrender proceeds or life insurance proceeds within 7 days after we receive all the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account.

     In addition, we reserve the right to defer any of these payments based on funds allocated to the Fixed Account for as long as 6 months.

9.9 CAN YOU ASSIGN OR TRANSFER THE POLICY? While the Insured is living, you can assign this policy, or any interest in it. If you do this, your interest, and anyone else's is subject to that of the assignee. As owner, you still have the rights of ownership which have not been assigned.

9.10 CAN THE ASSIGNEE CHANGE THE OWNER OF BENEFICIARY? An assignee cannot change the owner of beneficiary of this policy, and cannot elect or change an optional method of payment of proceeds. Any amount payable to the assignee will be paid in one sum.

9.11 HOW DO YOU ASSIGN THE POLICY? You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.

9.12 ARE THE PAYMENTS MADE UNDER THIS POLICY PROTECTED AGAINST CREDITORS? Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

9.13 TO WHOM SHOULD PAYMENTS FOR THIS POLICY BE MADE? Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by our President or Secretary, for any premium paid to us.

9.14 IS THIS POLICY SUBJECT TO ANY LAW? This policy is subject to all laws which apply.

9.15 ARE ANY DIVIDENDS PAYABLE ON THIS POLICY? This is a non-participating policy, on which no dividends are payable.

9.16 WILL YOU BE UPDATED REGARDING THE STATUS OF YOUR POLICY? At least once each Policy Year after the first, while this policy is in force and the Insured is living, we will send a written report to you. It will show the cash value, the cash surrender value and the amount of any unpaid loan and accrued interest. This report will also give you any other facts required by state law or regulation.



                                   PAGE 20
                                   0290-20

9.17 CAN YOU EXCHANGE YOUR POLICY? Within 24 months of the Issue Date of this policy, you can exchange if for a new policy on the life of the Insured without evidence of insurability. In order to exchange this policy, we will require:

     (a) that this policy be in effect on the date of exchange

     (b) repayment of any unpaid loan and accrued interest;

     (c) an adjustment, if any, for premiums and cash values of this and the new policy.

     The date of exchange will be the later of: (a) the date you send us this policy along with a signed written request for an exchange; or (b) the date we receive at our Service Office, or at any other location that we indicate to you in writing, the necessary payment for the exchange.

     Then new policy will be on a permanent plan of life insurance, which we were offering for this purpose on the date of issue of this policy. The new policy will have a face amount equal to the initial face amount of this policy. It will be based on the same issue age, sex and class of risk as this policy, but will not offer variable investment options such as the Investment Divisions. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

9.18 WHAT IS THE BASIS USED FOR COMPUTATION OF POLICY VALUES? All cash surrender values and maximum cost of insurance rates referred to in this policy are based on the mortality table referred to on Policy Data page
     2. This mortality table applies if the Insured is in a standard or better risk class. Separate scales of maximum cost of insurance rates apply to substandard risk classes.

     Continuous functions are used, with interest as stated in the Fixed Account section. The guaranteed minimum rate of return of the Fixed Account will yield values which are at least as much as the law requires. We have filed a statement with insurance official in the state or district in which this policy is delivered. It describes, in detail, how we compute policy benefits and cash surrender values.


                                   PAGE 21
                                   0290-21

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION                 VARIABLE UNIVERSAL LIFE INSURANCE POLICY

51 Madison Avenue                                               Variable Life Insurance Benefit- Flexible
New York, N.Y. 10010                                            Premium Payments. Proceeds Payable at Insured's
                                                                Death.
                                                                AMOUNT OF VARIABLE LIFE INSURANCE OR CASH
                                                                VALUE PROCEEDS MAY VARY, REFLECTING
                                                                INVESTMENT EXPERIENCE OF SEPARATE
                                                                ACCOUNT.
                                                                No Premiums Payable on or After Age 100

A Stock Company Incorporation in Delaware                       Policy is Non- Participating










302-90